Exhibit 14.1

CODE OF BUSINESS CONDUCT AND ETHICS

Policy Last Updated: 2 December 2024

1.	PURPOSE OF THE CODE

This Code of Business Conduct and Ethics (the “Code”) provides standards and procedures with respect to the business conduct of the employee and directors (each as defined below) of Anteris Technologies Global Corp. and its subsidiaries and affiliates (collectively, “Anteris” or the “Company”). Anteris expects all persons subject to this Code, in carrying out their job responsibilities, to act in accordance with these standards, which are designed to deter wrongdoing and promote:

•	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

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Full, fair, accurate, timely and understandable disclosure in reports and documents that Anteris files with, or submits to, the U.S. Securities and Exchange Commission (“SEC”), the Australian Securities Exchange (“ASX”) or any other governmental agency and in other public communications;

•	Compliance with applicable governmental laws, rules and regulations;

•	The prompt internal reporting of violations of this Code to the persons identified herein; and

•	Accountability for adherence to this Code.

2.	PERSONS SUBJECT TO THE CODE

This Code applies to: (A) all officers (including the Company’s principal executive officer, principal financial officer and principal accounting officer), employees, consultants, independent contractors and agents of the Company (collectively, “employees”); and (B) each member of the Company’s Board of Directors (collectively, “directors”).

3.	PAYMENTS BY AND TO THE COMPANY AND ITS EMPLOYEES AND DIRECTORS

1. Government Officials

Any direct or indirect payment, transfer, offer or promise of transfer of anything of value (whether cash or non-cash) to a government official for the purpose of improperly influencing government acts or decisions in order to obtain or retain business or to secure a business advantage is an improper payment and is prohibited. Government officials include a wide range of individuals and entities at all levels of government, and include any person acting on behalf of a governmental entity, political party or government-owned or controlled company (e.g., state-owned energy companies or public utilities), as well as military personnel and candidates for political office.

CODE OF BUSINESS CONDUCT AND ETHICS

Policy Last Updated: 2 December 2024

2. Gifts from Business Providers

Employees and directors (including their immediate family members) may neither accept, nor give or seek for themselves or others any gifts, favors, entertainment or consideration of any kind (collectively, “Gifts”), to or from any person or business organization that does or seeks to do business with, or is a competitor of, the Company (collectively, “Business Providers”), unless (i) they are consistent with customary business practices, (ii) they do not have more than a nominal value (determination is situation-dependent, but USD$200 is a good rule-of-thumb) and (iii) they do not occur more frequently than once per month, regardless of amount. Under no circumstances may an employee accept a Gift from a Business Provider that could be construed as a kickback, bribe, gratuity or cash payment, regardless of value. A strict standard is imposed with respect to accepting Gifts from, and providing Gifts to, Business Providers, as the Company desires to preserve its ability to make impartial business decisions and to avoid any improper incentives for decision makers.

Gifts that comply with the criteria outlined above may be accepted from Business Providers. Any Gift that may be inconsistent with the criteria outlined above should be reported to the employee’s supervisor, the Chief Financial Officer or the General Counsel (if any). The employee’s supervisor, the Chief Financial Officer and/or the General Counsel (if any) will then make a determination as to whether such Gift may be accepted, returned, donated or handled in a different manner. Examples of permissible Gifts accepted from a Business Provider because they are consistent with customary business practices include, but are not limited to, the following:

•	attendance at educational programs sponsored by a Business Provider;

•	meals at which business matters are discussed;

•	cultural, charitable or sporting events (including golf outings) that the Business Provider will attend;

•	promotional items of nominal value associated with a party’s commercial and marketing efforts (e.g., t-shirts, hats, cups, pens or golf balls); and

•	items won as part of games of chance or broadly disseminated to attendees at an industry-related event, provided that such item is not valued at greater than a nominal value.

3. Payments Related to Sales and Purchases

So as to avoid any appearance of illegal or unethical payments, or creating an environment where these may inadvertently be made, commissions, rebates, discounts, credits and allowances associated with Company sales should be paid or granted only by the company on whose books the related sale is recorded, bear a reasonable relationship to the value of goods delivered or services rendered, be given to the specific business entity involved and not to individuals or to a related business entity, and be supported by appropriate documentation.

Agreements for the Company to pay commissions, rebates, credits, discounts or allowances should be in writing; however, when this is not feasible, an explanatory memorandum for the file prepared by the approving department and reviewed by the Company’s legal department or external counsel should be created.

CODE OF BUSINESS CONDUCT AND ETHICS

Policy Last Updated: 2 December 2024

Any potential deviation from these provisions should be reviewed in advance with the Company’s treasury and legal departments, and the Company’s internal auditing department should also be informed. There must be no falsification, misrepresentation, or deliberate overbilling reflected in any document (including invoices, consular documents, letters of credit, etc.) involved in the transaction. This includes suppression or omission of documents or of information in the documents, or deliberate misdirection of documents.

Payments for goods and services purchased by the Company are otherwise subject to the same considerations noted.

4. Political Contributions

Employees may not use Company funds, property or services for contributions to any political party or committee, or to any candidate for or holder of any office of any government. This does not preclude (i) the operation of a political action committee under applicable laws, (ii) Company contributions, where lawful, to support or oppose public referenda or similar ballot issues, or (iii) Company political contributions, where lawful and done in accordance with current policy.

This policy is not intended to affect the rights of individuals to make personal political contributions as long as the donation is derived exclusively from that individual’s personal funds or time and in no way was provided directly or indirectly by the Company.

4.	CONFLICTS OF INTEREST

A conflict of interest occurs when an individual’s private interest interferes, or appears to interfere, with the interests of the Company. Employees and directors should avoid any situation that involves or may involve a perceived or actual conflict between their personal interests and the Company’s interests. As in all other facets of their duties, employees and directors dealing with customers, suppliers, contractors, competitors or any persons doing or seeking to do business with the Company are to act in the best interests of the Company to the exclusion of considerations of personal preference or advantage. Each employee and director must make prompt and full disclosure in writing to his or her department management, the Chief Financial Officer or the General Counsel (if any) of the following prospective situations that may involve a perceived or actual conflict of interest:

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An employee, a director, or a member of the employee’s or director’s family has a significant financial interest in any outside enterprise that does or seeks to do business with or is a competitor of the Company. As a minimum standard, a “significant” financial interest exists with respect to a company where (A) there is greater than 2% ownership of the company (5% in the case of a public company), (B) a family member is associated with the company, or (C) there is any other interest in the company in excess of 5% of the company’s assets or annual revenue.

•	The employee or director serves as a director, officer, partner, consultant or employee to any outside enterprise that does or is seeking to do business with or is a competitor of the Company.

•	Acting as broker, finder, go-between or otherwise for the benefit of a third party in transactions involving or potentially involving the Company or its interests.

CODE OF BUSINESS CONDUCT AND ETHICS

Policy Last Updated: 2 December 2024

•	Any other arrangement or circumstance, including family or other personal relationships, that might dissuade the employee or director from acting in the best interest of the Company.

5.	SERVICE IN OUTSIDE ORGANIZATIONS

Employees should not accept a directorship with any for-profit corporation without the prior specific approval of the Chief Executive Officer and, in the case of Directors, they must comply with the applicable procedures set forth in the Company’s Corporate Governance Guidelines. Employees and directors should ensure their participation or service to other organizations, be they civic, charitable, corporate, governmental, public, private, or non-profit in nature, does not (A) materially detract from or interfere with the full and timely performance of their services to the Company or (B) create possible or perceived conflicts of interest as to the Company.

6.	CONFIDENTIALITY, PROTECTION OF COMPANY INFORMATION AND ASSETS

Employees and directors must ensure the proper handling, protection and disposal of Company information. Business information is a valuable resource to the Company and improperly handled or disclosed business information (whether intentional or inadvertent), may result in financial damage to the Company and have other negative consequences.

To ensure the proper handling, protection and disposal of Company information, employees and directors must not:

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give or release confidential data or information obtained while in the Company’s employment or service, including (but not limited to) materials relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, manufacturing processes, financing methods, plans or the business and affairs of the Company, to any unauthorized individual or entity; and/or

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use nonpublic information obtained while in the Company’s employment or service for the employee’s or the director’s personal advantage, including any use for the purposes of (A) trading or providing information for others to trade in securities, (B) acquiring a property interest of any kind, or (C) retaining Company documents or using for any purpose or revealing to anyone else Company business practices, confidential information or trade secrets after leaving the Company.

Upon termination of employment or service with the Company, employees and directors must return to the Company all tangible items and electronic files (including copies) that relate to the business of the Company.

It is important to remember that these obligations continue even after a person is no longer employed by or serving with the Company.

CODE OF BUSINESS CONDUCT AND ETHICS

Policy Last Updated: 2 December 2024

Notwithstanding the foregoing, nothing in this Code is intended to restrict, limit or prohibit employees or directors from reporting possible violations of law or regulation to any governmental agency or entity, including but not limited to, the U.S. Department of Justice, the SEC or the ASX, or from making other disclosures that are protected under U.S. or Australian state or federal law or regulation, including, without limitation, good faith disclosure on a confidential basis of confidential information constituting “trade secrets” within the meaning of applicable laws. Employees and directors do not need the prior authorization of the Company to make such reports or disclosures. Employees and directors are not required to notify the Company that they have made any such reports or disclosures.

7.	FAIR DEALING

All employees and directors must deal honestly and fairly with the Company’s customers, suppliers, competitors, stockholders and other stakeholders and must not take unfair advantage of others through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or other unfair dealing practices.

8.	INSIDER TRADING

If any employee or director has material nonpublic information relating to the Company (or other companies, including the Company’s customers, suppliers or competitors) obtained during the course of employment or service, the employee, director or any related person may not buy or sell securities of the Company (or such other company) or engage in any other action to take advantage (directly or indirectly, or for another person’s benefit) of that information. There are no exceptions to this provision, including the need to raise money for an emergency expenditure. Employees and directors should refer to the Company’s Insider Trading and Securities Dealing Policy for further information.

9.	ELECTRONIC INFORMATION

The Company’s computer information systems and the Company data transmitted and/or stored electronically are assets requiring unique protection. Standards for electronic information security have been adopted and are available through the Company’s information systems & technology department. Each employee and director is responsible for compliance with these standards and related procedures. Additionally, employees and directors are required by law to read and comply with the license agreements associated with the computer software they utilize. Employees and directors are expected to use sound judgment and conduct themselves professionally when posting and interacting on social media platforms or participating in online forums, blogs, chat rooms or comment boards. Employees and directors should not act or post in a way that would give the impression that they are speaking or posting on behalf of the Company unless they are authorized to do so.

CODE OF BUSINESS CONDUCT AND ETHICS

Policy Last Updated: 2 December 2024

10.	COMPLIANCE WITH THE LAW

All employees and directors are expected to comply with all applicable laws, rules and regulations including, but not limited to, the following:

1. Antitrust, Trade and Fair Competition

The Company’s activities are subject to federal and state antitrust laws, which generally prohibit agreements or actions that may restrain trade or reduce competition. In addition, many laws govern the conduct of international trade, including those relating to international boycotts, money laundering and the regulation of exports. Violations include agreements among competitors to fix or control prices; to boycott specified suppliers or customers; to allocate products, territories or markets; or to limit the production or sale of products. Care must be exercised to ensure that any activities with representatives of other companies are not viewed as a violation of any antitrust law. Actions taken by the Company without cooperation of competitors may also be illegal if they are intended to or tend to create monopoly power. Because of the complexity of these laws, the advice of the Company’s legal department should be sought on all questions regarding these subjects.

2. Environmental, Safety and Health

It is the Company’s policy to conduct operations so as to protect and preserve the environment and the health and safety of employees and directors, and in compliance with all applicable state and federal environmental, health and safety laws and regulations. These laws and regulations govern work practices at all Company sites and the impact of our operations on the air, land and water. Employees and directors must be scrupulous in the observance of applicable laws and regulations to avoid risks to the health and safety of employees and directors, to the environment and of non-compliance.

3. Equal Employment Opportunity

It is the Company’s policy to provide equal employment opportunities to all employees and applicants for employment without regard to race, color, religion, sex, national origin, age, disability, marital status, sexual orientation, genetic information, protected veteran status or any other status or characteristic protected by applicable law. This applies to all employment decisions regarding recruiting, hiring, promotion, transfer, layoff, termination, compensation, benefits, training (including apprenticeship), classification, certification, testing, retention, referral and all other aspects of employment, except where a bona fide occupational qualification applies.

4. Harassment

Workplace harassment is strictly prohibited.  Verbal or physical conduct by any employee or Director that harasses another, disrupts another’s work performance or creates an intimidating, offensive, abusive or hostile work environment will not be tolerated. The Company is dedicated to ensuring a harassment-free workplace environment for all employees and directors.  If employees or directors have any questions or concerns in this area, they should bring them to the immediate attention of their supervisor, the Chief Financial Officer or the General Counsel (if any).

CODE OF BUSINESS CONDUCT AND ETHICS

Policy Last Updated: 2 December 2024

11.	TRAVEL AND ENTERTAINMENT

Travel and entertainment should be consistent with the needs of the Company’s business. Employees and Directors are expected to exercise good judgment, travel on Company business in a cost-efficient manner, adhere to normal safety requirements and promptly report any expenditures incurred.  The Company’s intent is that employees and directors neither lose nor gain financially as a result of business travel and entertainment.

Employees who approve travel and entertainment expense reports are responsible for the propriety and reasonableness of expenditures, and for ensuring that expense reports of their subordinates are submitted promptly and that receipts and explanations properly support reported expenses.

For further information, refer to the Global Travel and Entertainment Policy.

12.	ACCOUNTING STANDARDS AND DOCUMENTATION

It is the Company’s policy to comply with all applicable financial reporting and accounting regulations. Accounts and records must be documented in a manner that clearly describes and identifies the true nature of business transactions, assets, liabilities or equity, and properly and timely classifies and records entries on the books of account in conformity with generally accepted accounting principles. No record, entry or document may be false, distorted, misleading, misdirected, deliberately incomplete or suppressed.

The Company has established internal control standards and procedures to ensure that assets are protected and properly used and that financial reports are accurate and reliable. Employees and directors share the responsibility for maintaining and complying with required internal controls.

If any employee, director or other person has concerns or complaints regarding accounting, internal accounting controls or auditing matters of the Company, then he or she should submit those concerns or complaints to the Chair of the Audit and Risk Committee of the Board of Directors promptly by the confidential, anonymous means described in Section 15 (Compliance and Reporting) herein.

13.	PROTECTION AND PROPER USE OF COMPANY ASSETS

1. Protecting Against Waste of Assets

Employees and directors must protect the Company’s assets and ensure their efficient use. Theft, loss, misuse, carelessness and waste of assets have a direct impact on the Company’s profitability. In general, all Company assets should be used only for legitimate business purposes. The Company may, in its discretion, request reimbursement for the direct costs associated with misuse or loss. Although the Company recognizes that nominal personal use of Company assets may be appropriate, the Company’s intellectual and proprietary information, software applications, product plans, documentation of business systems and other business data are only to be used for authorized business purposes.

CODE OF BUSINESS CONDUCT AND ETHICS

Policy Last Updated: 2 December 2024

2. Fraud Prevention

In addition, it is the Company’s policy to prevent fraud and maintain certain deterrents against the initiation of fraud, including theft, impairment or misrepresentation of an asset value, misrepresentation or concealment of liabilities, manipulation or misrepresentation of revenues or expenses, bribery, and violation of any state or federal law or regulation regarding theft, corruption, fraudulent claims, diversion or embezzlement. Fraud may include acts of concealment, such as omissions of entries and manipulation of documents (including forgery) or could involve collusion among individuals inside or outside of the Company. To deter such actions, the Company maintains the right “tone at the top” with a view that improper or fraudulent activity will not be tolerated. The Company will take the appropriate actions against any individual that commits or is in any way involved in an improper activity. The Company will maintain the proper segregation of duties pertaining to its internal control environment, and risk assessment procedures will include discussions surrounding opportunities for fraud. Internal reviews may be performed in various areas that have a greater propensity for fraud.

3. Protecting Intellectual Property

Intellectual property developed by the Company’s employees during the course of their employment with the Company is a valuable corporate asset. All intellectual property, including all patentable inventions, any copyrightable subject matter, trade secrets, works of art, technical information, discoveries, inventions, writings or other creations that might normally be developed on a proprietary basis resulting from work, research or investigation conducted by the Company’s employees on the Company’s time or with its facilities (whether or not reimbursed by the Company) are the property of the Company and will be assigned (and deemed immediately assigned upon creation, pending delivery of documents or instruments of assignment) to the Company or its designee.  Employees should review and familiarize themselves with the Company’s policies regarding intellectual property.

14.	CORPORATE OPPORTUNITIES

All employees and directors owe a duty to the Company to advance the Company’s legitimate interests when the opportunity to do so arises. Employees and directors must not: (A) receive or seek to receive a benefit from opportunities that are discovered or developed through his or her involvement or employment with the Company (including, without limitation, his or her use of the Company’s property or information, or his or her position); (B) use corporate property or information, or his or her position for personal gain; or (C) compete with the Company, directly or indirectly, for business opportunities.

15.	COMPLIANCE AND REPORTING

Employees and directors are expected to comply with this Code and its underlying policies and procedures to protect the Company and its employees and directors from criticism, litigation or embarrassment that might result from alleged, perceived or real conflicts of interest or unethical practices. Violations of this Code are grounds for disciplinary action up to and including discharge and possible legal prosecution.

CODE OF BUSINESS CONDUCT AND ETHICS

Policy Last Updated: 2 December 2024

Each report of apparent violations of this Code is treated in a confidential manner, to the extent permitted by applicable law. Confidentiality, to the extent permitted by applicable law, is important to avoid damaging the reputations of persons suspected, but subsequently found innocent, of wrongful conduct and to protect the Company from potential civil liability. Employees and directors should not attempt to personally conduct investigations or interviews/interrogations related to any suspected illegal or unethical behavior or activity.

All employees and directors have a duty to report any violations of the Code, as well as violations of any laws, rules or regulations. Employees and directors should report apparent or potential violations through the Company’s human resources department, legal department, internal auditing department or, if they prefer, to the Company’s Ethics and Compliance Hotline. This is an anonymous, toll-free service that is available 24 hours a day, 365 days of the year and, though not intended as a substitute for speaking directly to management, is an option that allows you to report illegal or unethical behavior or activity confidentially and anonymously.  The Company prohibits retaliation for any reports made in this regard, including threats of or actual withholding or withdrawal of pay, promotion, demotion, discipline, firing, salary reduction, negative evaluation, change in job assignment, lack of training or other employment opportunities, hostile behavior or attitudes toward a person who submits a complaint or violation in good faith. Anyone found to have engaged in retaliation will face appropriate disciplinary action.

The Company conducts an annual review of employee and director compliance with the Code by surveying management personnel and other employees who have significant influence or approval authorization over the areas included in the Code, or who have access to significant confidential or proprietary information. Further, the Company’s internal auditing department conducts an annual independent review of the Company’s survey process. The results of this review will be presented annually by the internal auditing department to the Company’s Audit and Risk Committee.

16.	AMENDMENTS, WAIVERS AND EXCEPTIONS

Amendments, waivers or exceptions to this Code must conform with applicable law and regulation and be approved by the Chief Financial Officer or the General Counsel, or in the case of Directors and executive officers, by the Company’s Board of Directors or an authorized Committee of the Company’s Board of Directors. Amendments, waivers or exceptions will be approved or granted only after full disclosure of all material facts and, in the case of Directors and executive officers, will be promptly disclosed to the extent required by law, regulation or listing standards.

17.	OTHER POLICIES

Nothing in this Code is intended to alter other legal rights and obligations of the Company or its employees and directors (such as “at will” employment arrangements). This Code is not intended to be a comprehensive policy addressing every situation an employee or director of the Company might encounter. Further, the Company maintains a number of additional corporate policies, procedures and guidelines, many of which are referenced in this Code, that outline more specific requirements applicable to certain situations. If an employee or director encounters a situation that is not addressed by this Code and is uncertain whether it would be in compliance with this Code and the Company’s policies, that employee or director should seek guidance from the Company’s legal department, human resources department or internal auditing department.